THIS RECEIVABLES PURCHASE AGREEMENT (the “Agreement”), dated as of November 8, 2023, is between System1 OpCo LLC and its wholly-owned subsidiaries that are signatory to this Agreement (collectively, the “Seller”), and OAREX Funding, LLC a Delaware limited liability company (the “Buyer”).
Seller and Buyer (collectively, the “Parties”) agree as follows:

MATERIAL TERMS OF THE DEAL:
Factoring Limit or Max Credit Limit: $20,000,000 cash outlay; provided, however, that the cash outlay shall be limited to $5,000,000 until such time as Buyer receives approval from its lender to increase the cash outlay.

Advance Rate: 80% of the Face Value of a Purchased Digital Ad Receivable, subject to adjustment based on the Concentration Limit or for other risks as agreed between the Parties.
Minimum Utilization Amount: 50% of the Max Credit Limit.
Initial Fee: 1.30% fee for the Initial Fee Period, which Initial Fee shall be adjusted by the Fee Adjustment if the Advance Rate in respect of the Purchased Digital Ad Receivable is less than 80%

Initial Fee Period: 30 days from the purchase date of a Purchased Digital Ad Receivable.
Factoring Fee Percentage: 0.4333333% for every Factoring Fee Period until the applicable Purchased Digital Ad Receivable is Closed, which Factoring Fee Percentage shall be adjusted by the Fee Adjustment if the Advance Rate in respect of the Purchased Digital Ad Receivable is less than 80%.
Factoring Fee Period: Each 10-day period or portion thereof commencing from the end of the Initial Fee Period.
Concentration Limit: In respect of any Payor, an amount equal to 50% of the aggregate of the Advance Amount in respect of all Purchased Digital Ad Receivables purchased by Buyer from Seller.
Fee Adjustment: In respect of any Purchased Digital Ad Receivable where the Advance Rate is less than 80%, an amount equal to (i) the Initial Fee or the Factoring Fee Percentage, as the case may be, multiplied by (ii) the quotient obtained by dividing the actual Advance Rate by 80%.
Initial Set-Up Fee: ~~A one time fee of 1% of the Face Value of Digital Ad Receivables to be sold applied only to the first Digital Ad Receivables purchased by Buyer~~. Waived.

Misdirected Payment Fee: See below in Section 39, Definitions and Index to Definitions.
Wire Fee: $25 to cover fees and costs associated with outgoing wire transfers to Seller.
Minimum Utilization Fee: 0.50% per month (prorated for any partial month) on the amount by which the Total Advanced Amount is less than the Minimum Utilization Amount during such month.

Commitment Fee: 0.05% per month (prorated for any partial month), payable monthly, on the average unutilized portion of the Max Credit Limit for that month.

Early Termination Fee: Seller shall pay to Buyer an Early Termination Fee in an amount equal to the sum of (a) the Remaining Commitment Fee plus (b) if this Agreement is terminated prior to the first Anniversary Date, an amount calculated as (i) 0.50% times the number of months (prorated for any partial month) from the date of termination of this Agreement to the first Anniversary Date times (ii) the Minimum Utilization Amount.

Origination Expenses: Buyer’s legal expenses and any set-up and closing costs payable from first funding. Seller provided a deposit of $5,000 against these expenses at signing of the term sheet. If OAREX’s expenses exceed the deposit(s), additional deposits will be required in $5,000 increments.

Remaining Commitment Fee: An amount equal to (a) 0.05% times the number of months (prorated for any partial month) from the date of termination of this Agreement to the next Anniversary Date times (b)the Max Credit Limit.

Effective Date: The date on which Buyer first purchases any Digital Ad Receivables pursuant to this Agreement.

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STANDARD TERMS & CONDITIONS
1. Assignment and Sale. Seller shall, at Seller’s discretion, offer for sale to Buyer as absolute owner, with limited recourse, Seller’s Digital Ad Receivables as listed periodically on Seller’s accounts receivable schedule. Each Digital Ad Receivable will be accompanied by documentation supporting and evidencing the Digital Ad Receivable in form and content reasonably acceptable to Buyer. Buyer in its sole discretion may choose which Digital Ad Receivables offered by Seller to purchase or may choose to purchase none of the Digital Ad Receivables offered by Seller. On the Purchase Date, Buyer shall pay the Advance Amount, less any amounts due to Buyer from Seller at the time of purchase. The remainder of the Purchase Price will be paid by Buyer to Seller within five (5) days of the date the Purchased Digital Ad Receivable is Closed, subject to amounts being held in the Cash Reserve Account.
2. Cash Reserve Account. Buyer will hold a Cash Reserve Account for Seller that will include amounts received by Buyer from the Payor of the Purchased Digital Ad Receivables that are in excess of the sum of the Advance Amount and the accumulated Factoring Fees, up to the Required Cash Reserve Amount. In addition, Buyer shall add to the Cash Reserve Account any amounts received by Buyer from Seller’s receivables not purchased by Buyer. Buyer shall pay Seller any amount of excess in the Cash Reserve Account over the Required Cash Reserve Amount on a weekly basis. Buyer may charge the Cash Reserve Account with any Obligation. Buyer may also charge the Cash Reserve Account for payments that are due but have not been received from Payors for any reason or any payments that are recovered or sought to be recovered by Payors from claims asserted under Sections 547-550 of the Bankruptcy Code, or any equivalent state or federal law, rule or regulation, as needed, up to the greater of the balance of the Cash Reserve Account or the Required Cash Reserve Amount. Buyer may pay any amounts due to Seller by crediting the Cash Reserve Account. Buyer will retain the Cash Reserve Account until Complete Termination. In addition, if, at the time of Complete Termination, there remain outstanding any Exposed Payments, Buyer may continue to hold the amount of all Exposed Payments in a non-segregated non-interest bearing account and may charge such account with the amount of any Exposed Payment that Buyer pays to the bankruptcy estate of the Payor that made the Exposed Payment, on account of a claim asserted under Section 547 of the Bankruptcy Code. Buyer will refund to Seller from time to time that balance of the amount reserved for which a claim under Section 547 of the Bankruptcy Code can no longer be asserted due to the passage of the statute of limitations, settlement with the bankruptcy estate of the Payor or otherwise.
3. Authorization for Purchases. Subject to the terms and conditions of this Agreement, Buyer is authorized to purchase Digital Ad Receivables upon telephonic, email or other instructions received from anyone purporting to be an officer, employee or representative of Seller.
4. Fees and Expenses. Seller shall pay Buyer: (a) Intentionally Omitted; (b) the Factoring Fees when each Purchased Digital Ad Receivable has Closed; (c) Misdirected Payment Fees immediately upon the accrual thereof; (d) the Late Charge, on demand, on all past due amounts due from Seller to Buyer: (e) the Commitment Fee and the Minimum Utilization Fee monthly within 10 business days of the end of the month; (f) the Early Termination Fee as provided in Section 25; and (g) immediately upon demand, out-of-pocket expenses directly incurred by the Buyer such as Wire Fees, postage and reasonable audit fees (collectively, “Fees and Expenses”); provided, however, audit fees shall not exceed $5,000 in any twelve (12) month period without Seller’s consent. Buyer may deduct any due but unpaid Fees and Expenses from the Cash Reserve Account or from the Advance Amount at the time of purchase.
5. Repurchase of Accounts. Buyer may require that Seller repurchase, on demand, by payment of the unpaid Face Value, together with any unpaid fees: any Purchased Digital Ad Receivable, the payment of which has been disputed by the obligated Payor or the Account Debtor, in the reasonable determination of Buyer, with Buyer being under no obligation to determine the bona fides of such dispute (i.e. robotic traffic, offsets, fraudulent clicks of any sort, or any reduction of the amount of the Purchased Digital Ad Receivable for any reason including Payor offsets of amounts owed to Payor); or any Purchased Digital Ad Receivable of which Seller has breached any warranty as set forth in Section 14; and all Purchased Digital Ad Receivables upon the occurrence of an Event of Default, or upon the termination of this Agreement.
6. Security Interest. As collateral securing the Obligations, Seller hereby grants to Buyer a continuing first priority security interest in the Collateral. Despite the creation of this security interest, the Parties intend that the relationship between the Parties remains that of Buyer and Seller of Accounts, and not that of a lender and a borrower.
7. Calculation of Factoring Fees. Factoring Fees shall be calculated for the period from the date on which a Digital Ad Receivable is purchased until the Purchased Digital Ad Receivable is Closed. However, three (3) days will be added to the prorated daily calculation of the Factoring Fees on the date on which Buyer receives any payment if such payment is received other than by wire directly to Buyer or the lockbox established by Buyer.
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8. Authorization to Buyer. Seller grants to Buyer an irrevocable power of attorney coupled with an interest authorizing and permitting Buyer (acting through any of its employees, attorneys or agents) at any time, at its option but without obligation, without notice to Seller, and at Seller's sole expense, to do any or all of the following, in Seller's name or otherwise: Filing Security Interests: Seller irrevocably authorizes Buyer at Seller's expense, to file any initial financing statements and necessary amendments that: (a) indicate the Collateral as described below; (b) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether Seller is an organization, the type of organization, and any organization identification number issued to Seller; (c) contain a notification that Seller has granted a negative pledge to the Buyer, and that any subsequent lienor may be tortuously interfering with Buyer’s rights; (d) advise third parties that any notification of Seller’s Account Debtors will interfere with Buyer’s collection rights. Seller also irrevocably authorizes Buyer at Seller's expense, to file any Correction Statement in the name of Seller under Section 9-518 of the UCC that Buyer reasonably deems necessary to preserve its rights under this Agreement. Seller authorizes Buyer to accept, endorse and deposit on behalf of Seller any checks tendered by an Account Debtor “in full payment” of its obligation to Seller. Seller shall not assert against Buyer any claim arising from such payments, irrespective of whether such action by Buyer effects an accord and satisfaction of Seller's claims, under §3-311 of the UCC, or otherwise. Seller also grants Buyer ownership and full license to use any data collected during the Term of this Agreement provided that no personally identifiable information is disclosed to the public. Securing Collateral; Liens: To exercise at any time any of the following powers until all of the Obligations have been paid in full: Receive, take, endorse, assign, deliver, accept and deposit, in the name of Buyer or Seller, as applicable, any and all proceeds of any Collateral securing the Obligations; take or bring, in the name of Buyer or Seller, all steps, actions, suits or proceedings deemed by Buyer necessary or desirable to effect collection of or other realization upon Seller’s Purchased Digital Ad Receivables; pay any sums necessary to discharge any lien or encumbrance which is senior to Buyer's security interest in any assets of Seller, which sums will be included as Obligations under this Agreement. Communication with Payor: Seller irrevocably authorizes Buyer at Seller's expense, to notify any Payor obligated with respect to any Purchased Digital Ad Receivable, that the underlying Purchased Digital Ad Receivable has been assigned to Buyer by Seller and that payment is to be made to the order of and directly and solely to Buyer, and to communicate directly with Payors to verify the amount and validity of any Purchased Digital Ad Receivable created by Seller. Seller shall pay to Buyer on the next banking day following the date of receipt by Seller the amount of any payment of a Purchased Digital Ad Receivable paid to Seller instead of Buyer. After an Event of Default: Seller irrevocably authorizes Buyer at Seller's expense, to exercise any of the following after an Event of Default: to extend the time of payment of, compromise or settle for cash, credit, and upon any terms or conditions, any and all Accounts and discharge or release any Payor (including filing of any public record releasing any lien granted to Seller by such Account Debtor), without affecting any of the Obligations. Collection Services: Buyer shall, upon Seller’s written request with respect to specific Account Debtors, and immediately after the occurrence of an Event of Default, without Seller’s request, perform accounts collection services on Seller’s behalf, which services may include, but are not limited to, (a) communicating with Payors (b) reviewing public records and credit reports, and (c) the bringing (in Buyer’s or Seller’s name at Seller’s sole expense), actions deemed appropriate by Buyer to effect collection of Seller’s Purchased Digital Ad Receivables (“Collection Services”). Upon such request, or immediately after the occurrence of an Event of Default and during the continuance, Seller shall be deemed to have authorized Buyer to perform Collection Services; provided, however, that Seller agrees that Buyer shall have no liability to Seller for any acts or omissions in connection with the performance by Buyer of any Collection Services nor for the inability of Buyer to collect any amount due.
9. ACH Authorization. In order to satisfy any of the Obligations, Seller authorizes Buyer to initiate electronic debit or credit entries through the ACH system to any deposit account maintained by Seller. If an ACH debit is not honored by the financial institution, for any reason, Seller agrees to immediately pay, in the form of a check, money order or cash, such sums as are necessary to bring the balance then due current, and Seller will be subject to such fees or charges for non-payment, including the Misdirected Payment Fee and the Late Charge. By signing this Agreement, Seller authorizes Buyer to ACH debit Seller’s deposit accounts as necessary to satisfy Obligations.
10. Electronic Transactions Authorization. All business conducted between the Parties will be conducted by electronic means and the Parties adopt the provisions of the Ohio Uniform Electronic Transactions Act, all-inclusive. Seller hereby authorizes Buyer to regard Seller’s printed name or electronic approval for anything necessary to the consummation of this Agreement as the equivalent of a manual signature by the Seller’s authorized officers or agents. Buyer may rely upon and assume the authenticity of any such electronic approval, and any material applicable to such approval as the duly confirmed, authorized and approved signature of the Seller by the person approving the same, will constitute an “authenticated” record for all purposes, and shall satisfy the requirement of any applicable statute of frauds.
11. Covenants By Seller. After written notice by Buyer to Seller, and automatically, without notice, after an Event of Default, Seller shall not: (a) grant any extension of time for payment of any of its Digital Ad Receivables, (b) compromise or settle any of its Digital Ad Receivables for less than Face Value; (c) release in whole or in part any Payor; (d) grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of the Digital Ad Receivables. In addition, (i) Seller irrevocably authorizes all employees, agents, accountants and third parties employed by Seller to disclose and deliver to Buyer at Seller's expense all financial information, books and records, work papers, management reports and other information in their possession relating to the Collateral; (ii) Seller shall not create, incur, assume or permit to exist, any lien upon or with respect to the Collateral other than the lien created hereunder; and (iii) Seller shall within two (2) business days after request by Buyer provide Seller with an accounts receivables and/or an accounts payable schedule, each in form and substance satisfactory to Seller, identifying all Digital Ad Receivables of Seller and any
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amounts due from Seller to any account debtor in respect of any Digital Ad Receivables. In the event that Buyer sends a notice of assignment to a Payor obligated with respect to any Digital Ad Receivable, Seller shall not direct such Payor to pay such Digital Ad Receivable to Seller or any other entity or individual, or otherwise undermine or interfere with such notice of assignment in any manner. Seller agrees that a violation of the foregoing covenant will put the value of the Collateral at risk and will cause irreparable harm to Buyer. Therefore, Buyer will be entitled to temporary and permanent injunctive relief to prevent such violation without the necessity of proving that actual damages are not an adequate remedy. Buyer will also be entitled to any proceeds of Purchased Digital Ad Receivables received by Seller as a result of such violation in an amount not to exceed the total Obligations.
12. Avoidance Claims. Seller shall indemnify Buyer from any loss (including defense costs, expenses and reasonable attorneys’ fees) arising out of the assertion, defense, or judgment or otherwise of any Avoidance Claim, and shall pay to Buyer on demand any of these costs. Seller shall notify Buyer within two Business Days of it becoming aware of the assertion of an Avoidance Claim. This provision will survive termination of this Agreement.
13. Account Disputes. Seller shall notify Buyer promptly of and, if requested by Buyer, will settle exercise commercially reasonable efforts to resolve all disputes concerning any Purchased Digital Ad Receivable, at Seller's sole cost and expense. Buyer may, but is not required to, in consultation with Seller, resolve the dispute upon such terms, as Buyer in its commercially reasonable discretion deem advisable, for Seller's account and risk and at Seller's sole expense. Upon the occurrence of an Event of Default Buyer may so resolve such issues with respect to any Digital Ad Receivable of Seller.
14. Representation and Warranties. Seller acknowledges that the representations, warranties and covenants set forth in this Section 14 are, for Buyer, an essential element of this Agreement and that Buyer would not have entered into this Agreement without such representations, warranties and covenants having been made by Seller. Seller represents, warrants and, as applicable, covenants, that:
(a)    Seller has full power and authority under its constitutive documents to execute and deliver this Agreement and to perform its obligations under this Agreement; Seller has taken all corporate or other entity action necessary to fully authorize the execution, delivery and performance of this Agreement and the person executing this Agreement on behalf of Seller has been duly authorized to do so;
(b)    this Agreement constitutes Seller’s legal, valid and binding obligation and is enforceable against Seller in accordance with its terms;
(c)    Seller is solvent and in good standing in the jurisdiction of its organization;
(d)    Seller has not taken any corporate or other action nor have any steps been taken or have any legal proceedings been instituted or threatened against it for its dissolution, liquidation or legal merger, consolidation or conversion into a foreign entity nor has it or any of its assets been placed under bankruptcy or other similar administration or insolvency proceedings under any applicable law by any relevant court;
(e)    the signing and delivery of this Agreement and the performance by Seller of its obligations hereunder does not contravene or constitute a default under, or cause Seller to exceed any limitation on it or the powers of its owners, directors, managers or officers imposed by or contained in (i) its constitutive documents or (ii) any agreement to which it is a party or (iii) any law or regulation by which it or any of its assets is bound or affected;
(f)    Seller has duly obtained or made each authorization, approval, consent, licence, exemption or registration required from, and has made every notification or filing to, any relevant governmental authority, bureau or agency in connection with the entering into, execution and performance of this Agreement and any matters contemplated by it. No authorization, approval and consent has been revoked or suspended and each licence, exemption or registration is in full force and effect and Seller is in full compliance with each license, exemption or registration and the execution and enforcement of this Agreement and any transaction contemplated by it will not in any way result in a breach of any license, exemption or registration that has been obtained by it;
(g)    all information given by Seller in connection with this Agreement was true, complete and accurate in all material respects and is not misleading in any material respect and no information which was essential for Buyer in connection with entering into this Agreement has been withheld by Seller;
(h)    no litigation, arbitration or administrative proceedings have been instituted, or are pending, or, to the best of Seller’s knowledge having made all reasonable inquiries, is threatened, which might have a material adverse effect on Seller or on Seller’s ability to perform its obligations under this Agreement;
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(i)    Seller is not in breach of or in default under any agreement to an extent or in a manner which has or which might have a material adverse effect on Seller or its ability to perform its obligations under this Agreement;
(j)    Seller is not aware of being in default in respect of any applicable law of which it expects that a failure to comply therewith would have a material adverse effect on it or its ability to perform its obligations under this Agreement;
(k)    in respect of the execution of this Agreement and the other transactions contemplated by it and any other document executed or to be executed hereunder and thereunder by Seller and the performance of obligations hereunder and thereunder and compliance with the provisions hereof and thereof (i) Seller has valid commercial reasons to enter into this Agreement and such other transaction documents and it will result in an advantage for it and not a disadvantage and (ii) it has no reason to doubt that it is, and after consummation of this Agreement and such other transaction document will continue to be, able to meet its obligations under this Agreement and such other transaction document;
(l)    Seller has not granted any lien upon or with respect to any Collateral other than the lien created hereunder and Seller shall not enter into any loan agreement, security agreement, pledge agreement, mortgage, deed of trust or other agreement or instrument which would result in the creation or imposition of, or give rise to any obligation to provide, any security interest upon any of the Collateral;
(m)    Seller shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any security interest upon or with respect to, any Digital Ad Receivable, or assign any right to receive income in respect thereof, or grant any option with respect thereto to any person other than Buyer;
(n)    the Purchased Digital Ad Receivables will be at the time of sale to Buyer hereunder and will remain bona fide existing obligations created by the sale and delivery of goods or the rendition of services in the ordinary course of Seller’s business (i.e. monetize web traffic with advertising and affiliate sales using commercially reasonable efforts to maintain traffic quality in line with industry standards);
(o)    the Purchased Digital Ad Receivables will at the time of sale to Buyer hereunder be unconditionally owed and will be payable to Buyer without defenses, disputes, offsets, counterclaims, or rights of return or cancellation;
(p)    each Purchased Digital Ad Receivable sold to Buyer hereunder will arise from an “arm’s length” transaction by Seller with unaffiliated entities and will be sold by Seller to Buyer free and clear of any liens, encumbrances and adverse claims of any third-party;
(q)    at the time of sale of a Purchased Digital Ad Receivable by Seller, Seller will not have received notice or otherwise learned of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of the Account Debtor of such Purchased Digital Ad Receivables; and
(r)    Seller will maintain Buyer’s access to all Digital Ad Receivable data, in any form, as provided by Account Debtors in the Account Debtor’s ordinary course of business.
15. Full-Recourse. The following event(s) shall result in full-recourse liability to the extent of such damages (as reasonably calculated by Buyer), to Seller: (a) any of the representations and warranties set forth in Section 14 shall prove to be or become false or misleading in any material respect; or (b) Seller shall engage in any fraudulent activity as it relates to Buyer or the transactions contemplated by this Agreement; or (c) any attempt by the Seller to re-direct payment back to Seller’s bank account, without the prior written approval of Buyer, such an event presumptively deemed to have hurt Buyer to the extent of the Face Value of Digital Ad Receivables payable by such Payors; or (d) any violation of the covenants set forth in Section 11 of this Agreement. Upon the occurrence of a Full Recourse Event, Buyer is authorized to charge (i) the Cash Reserve Account of Seller, or (ii) the Cash Reserve Account of any other seller (“Other Sellers”) for which such Other Seller and Seller share mutual owner-principals.
16. Disclaimer of Liability. In no event will Buyer be liable to Seller for any lost profits, lost savings or other consequential, incidental or special damages resulting from or arising out of or in connection with this Agreement, the transactions or relationships contemplated by this Agreement, or Buyer's performance or failure to perform under this Agreement, even if Buyer has been advised of the possibility of such damages.
17. Events of Default. The occurrence of any one of more of the following will constitute an Event of Default: (a) Seller fails to pay or perform any Obligation as and when due; (b) there has been commenced by or against Seller any voluntary or involuntary case under the United States Bankruptcy Code, or any assignment for the benefit of creditors, or appointment of a receiver or custodian for any of its assets, or Seller makes or sends notice of a bulk transfer; (c) Seller or any guarantor
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of the Obligations has become insolvent in that its debts are greater than the fair value of its assets, or Seller is generally not paying its debts as they become due or is left with unreasonably small capital; (d) any lien, garnishment, attachment, execution or the like is issued against or attaches to the Collateral; (e) Seller breaches any covenant, agreement, warranty, or representation set forth in this Agreement and has not cured the same within ten (10) days following written notice thereof from Buyer; (f) Seller delivers any document, financial statement, schedule or report to Buyer which is false or incorrect in any material respect; (g) any present or future guarantor of the Obligations revokes, terminates or fails to perform any of the terms of any guaranty, endorsement or other agreement of such party in favor of Buyer or any affiliate of Buyer or shall notify Buyer of its intention to rescind, modify, terminate or revoke any guaranty of the Obligations, or any such guaranty will cease to be in full force and effect for any reason whatever; or (h) an event of default occurs under the Credit Agreement or under any document or instrument evidencing or securing the loans made thereunder and, as a result thereof, the obligations under the Credit Agreement are accelerated in accordance with its terms.
18. Effect of Default. Upon the occurrence of any Event of Default, in addition to any rights Buyer has under this Agreement or applicable law, Buyer may immediately terminate this Agreement, at which time all Obligations will immediately become due and payable without notice. Buyer shall not re-direct payment back to Seller until all Obligations including Late Charges, if any, under this Agreement have been settled in full.
19. Waiver of Notice. BUYER'S FAILURE TO CHARGE OR ACCRUE FEES DUE HEREUNDER WILL NOT BE DEEMED A WAIVER BY BUYER OF ITS CLAIM TO SUCH FEES. The failure of Buyer at any time, during or after the Term, to require Seller strictly to comply with any of the provisions, warranties, terms or conditions of this Agreement or any other present or future instrument or agreement between Seller and Buyer does not waive or diminish any right of Buyer to later demand and receive strict compliance with this Agreement and any other agreements, and with any other provision warranty, term and condition. Additionally, any waiver of any default will not waive or affect any other default, whether prior or subsequent to such default and whether of the same or of a different type. None of the provisions, warranties, terms or conditions of this Agreement or other instrument or agreement now or later executed by Seller and delivered to Buyer will be deemed to have been waived by any act or knowledge of Buyer or its agents or employees, but only by a specific written waiver signed by an officer of Buyer and delivered to Seller. Seller hereby agrees that Buyer will not be liable for the safekeeping of the Collateral or any loss, damage, or reduction in value of Collateral, including any act of commission or any omission by Buyer or its officers, employees, agents, or attorneys, or any of its or their errors of judgment or mistakes of fact or of law, unless such loss, damage or reduction in value is the result of the gross negligence or willful misconduct of Buyer.
20. Rights with Respect to Collateral. Upon the occurrence of any Event of Default, and at any time thereafter while it is continuing, Buyer, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Seller) may do any one or more of the following: (a) Take possession of any or all of the Collateral wherever it may be found (i.e. web hosting provider), and for that purpose Seller authorizes Buyer without judicial process to enter onto any of the Seller's premises without hindrance to search for, take possession of, keep, store, or remove any of the Collateral, provided, however, that should Buyer seek to take possession of any or all of the Collateral by Court process or through a receiver, Seller irrevocable waives: (i) any bond and any surety or security relating to Collateral required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession the Collateral; and (iii) any requirement that Buyer retain possession of and not dispose of any such Collateral until after trial or final judgment; (b) Require Seller to assemble any or all of the Collateral and make it available to Buyer at a place or places to be designated by Buyer which is reasonably convenient to Buyer and Seller, and to remove the Collateral to such locations as Buyer may deem advisable; (c) Sell, reclaim, lease or otherwise dispose of all or any portion of the Collateral in its condition at the time Buyer obtains possession, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Buyer may directly or through any affiliated company purchase or lease any Collateral at any such public disposition and, if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral will not relieve Seller of any liability Seller may have if any Collateral is defective as to title or physical condition at the time of sale; or (d) Demand payment of, and collect any Accounts, Instruments, Chattel Paper, Supporting Obligations and General Intangibles comprising part or all of the Collateral. Any and all attorneys' fees, expenses, costs, liabilities and obligations incurred by Buyer with respect to the foregoing will be added to and become part of the Obligations and will be due on demand.
21. Online Access. Seller will provide Buyer with access to the Online Portals of all Payors of Purchased Digital Advertising Receivables to have Online Portals. Seller acknowledges that the information Buyer makes available to Seller through online internet access constitutes and satisfies any duty to respond to a request for accounting or request regarding a statement of account that is referenced in the UCC.
22. Standards of Commercial Reasonableness. After an Event of Default, the Parties acknowledge that it will be presumed commercially reasonable and Buyer shall have no duty to undertake to collect any Digital Ad Receivable, including those in which Buyer receives information from an Account Debtor that a dispute exists. Furthermore, in the event Buyer undertakes to collect or enforce an obligation of an Account Debtor or any other person obligated on the Collateral and ascertains that the possibility of collection is outweighed by the likely costs and expenses that will be incurred, Buyer may at any such time cease any further collection efforts and such action will be considered commercially reasonable. Before Seller may, under any circumstances, seek to hold Buyer responsible for taking any commercially unreasonable action, Seller shall first notify
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Buyer in writing, of all of the reasons why Seller believes Buyer has acted in any commercially unreasonable manner and advise Buyer of the action that Seller believes Buyer should take.
23. Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Buyer shall have all other rights and remedies accorded a secured party under the UCC and under any and all other applicable laws and in any other instrument or agreement now or later entered into between Buyer and Seller, and all of such rights and remedies are cumulative and none are exclusive. Exercise or partial exercise by Buyer of one or more of its rights or remedies will not be deemed an election, nor bar Buyer from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Buyer to exercise any rights or remedies will not operate as a waiver, and such rights and remedies will continue in full force and effect until all of the Obligations have been fully paid and performed.
24. Amendment and Waiver. Only a writing signed by the Parties may amend this Agreement. No failure or delay in exercising any right under this Agreement will impair any such right that Buyer may have, nor will any waiver by Buyer be deemed a waiver of any default or breach subsequently occurring. Buyer’s rights and remedies are cumulative and not exclusive of each other or of any rights or remedies that Buyer would otherwise have.
25. Termination; Effective Date. This Agreement will be effective on the date it is signed by the Parties, will continue for the Term, and will be automatically extended for successive Terms unless Seller provides a Termination Notice to Buyer at least thirty (30) days prior to the intended termination date, at which point this Agreement will terminate on the date set forth in said notice (“Early Termination Date”). No termination hereunder will be effective unless all Obligations have been paid to Buyer in full. Buyer may terminate this Agreement and demand immediate payment of all outstanding Obligations at any time and for any reason.  In the event of termination (i) by Seller or (ii) by Buyer as a result of an Event of Default by Seller, Seller, in addition to all other Obligations then due, shall immediately pay to Buyer the Early Termination Fee.
26. No Lien Termination without Release. Notwithstanding payment in full of all Obligations by Seller, Buyer will not be required to record any terminations or satisfactions of any of Buyer's liens on the Collateral unless and until Complete Termination has occurred. Seller understands that this provision constitutes a waiver of its rights under §9-513 of the UCC.
27. Conflict. Unless otherwise expressly stated in any other agreement between Buyer and Seller, if a conflict exists between the provisions of this Agreement and the provisions of such other agreement, the provisions of this Agreement will control.
28. Severability. In the event any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, then such provision will be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained in this Agreement will not in any way be affected or impaired.
29. Savings Clause. Notwithstanding that the Parties agree that the transactions contemplated by this Agreement are sales of Digital Ad Receivables and not loans, if any court or forum recharacterizes the transactions contemplated under this Agreement as loan transactions and any fees and expenses provided for hereunder are recharacterized as interest, then at no time will Seller be obligated or required to pay the amount of any such recharacterized fees or expenses that if paid could subject Buyer to either civil or criminal liability as a result of the recharacterized fees and expenses causing Seller to contract or agree to pay an interest rate that is greater than maximum rate permitted by law. In all events, however, Seller shall pay and Buyer shall be entitled to receive the maximum amount of all the fees and expenses due pursuant to this Agreement to the extent the receipt of those fees and expenses would not subject Buyer to either civil or criminal liability. The Parties agree that the law of the State of Ohio shall apply to this transaction notwithstanding the location of Seller’s principal place of business.
30. Attorneys’ Fees. Seller agrees to reimburse Buyer on demand for: (a) the actual amount of all costs and expenses, including reasonable attorneys' fees, which Buyer has incurred or may incur in (i) negotiating, preparing, or administering this Agreement and any documents prepared in connection with this Agreement; or (ii) protecting, preserving or enforcing any lien, security or other right granted by Seller to Buyer or arising under applicable law, whether or not suit is brought, including but not limited to the defense of any Avoidance Claim or the defense of Buyer’s lien priority; (b) the actual costs, including, travel, and reasonable attorneys' fees and expenses incurred in complying with any subpoena or other legal process in any way relating to Seller; (c) the actual amount of all costs and expenses, including reasonable attorneys' fees, which Buyer may incur in connection with any federal or state insolvency proceeding commenced by or against Seller, including those (i) arising out the automatic stay, (ii) seeking dismissal or conversion of the bankruptcy proceeding, or (ii) opposing confirmation of Seller's plan. This entire Section will survive termination of this Agreement.
31. Choice of Law. This Agreement and all transactions contemplated within it and/or evidenced by it will be governed by, construed under, and enforced in accordance with the internal laws of the State of Ohio.
32. Jury Trial Waiver. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT
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OF OR RELATING TO (a) THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY); (b) THE OBLIGATIONS OR ANY OF THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT; OR (c) THE PARTIES ACTIONS IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT OF THIS AGREEMENT. THE PARTIES EACH ACKNOWLEDGE THAT SUCH WAIVER IS MADE WITH FULL KNOWLEDGE AND UNDERSTANDING OF THE NATURE OF THE RIGHTS AND BENEFITS WAIVED HEREBY, AND WITH THE BENEFIT OF ADVICE OF COUNSEL OF ITS CHOOSING. THE PARTIES EACH ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.
33. Venue; Jurisdiction. Any suit, action or proceeding arising under this Agreement, or the interpretation, performance or breach of this Agreement, will, if Buyer so elects, be instituted in any federal or state court sitting in Cuyahoga County, Ohio (the “Acceptable Forum”). Seller submits to the jurisdiction of the courts in the Acceptable Forum and waives any and all objections to jurisdiction or venue. Should such proceeding be initiated in any other forum, Seller waives any right to oppose any motion or application made by Buyer to transfer such proceeding to the Acceptable Forum.
34. Service of Process. Seller agrees that Buyer may effect service of process upon Seller by regular mail at the address set forth above or at such other address as may be reflected in the records of Buyer, or at the option of Buyer by service upon Seller’s agent for the service of process.
35. Assignment. Buyer may assign its rights and delegate its duties under this Agreement; provided, however, that no delegation of duties shall relieve Buyer of its obligations to Seller hereunder. Upon such an assignment or delegation, Seller will owe the same obligations to such assignee or delegate and will accept any performance by such assignee or delegate as if such assignee or delagate were Buyer. Any attempted assignment or delegation of duties or rights by Seller will be void and is voidable.
36. Notice. All notices required to be given to any party other than Buyer will be deemed given upon the first to occur of: (a) a deposit of a notice in a receptacle under the control of the United States Postal Service; (b) transmittal by electronic means to a receiver under the control of such party; or (c) actual receipt by such party or an employee or agent of such party. All notices to Buyer shall be deemed given upon actual receipt by a responsible officer of Buyer. All notices must be sent to the addresses on the face page above, or to such other addresses as each Party may indicate in writing.
37. Counterparts. This Agreement may be signed in any number of counterparts, each of which is an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile will be as effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by facsimile to any other Party shall also promptly deliver a manually executed counterpart of this Agreement to such other party. Failure to deliver such manually executed counterpart will not affect the validity, enforceability, or binding effect of this Agreement.
38. Entire Agreement. No promises of any kind have been made by Buyer or any third party to induce Seller to execute this Agreement. No course of dealing, course of performance or trade usage, and no parole evidence of any nature may be used to supplement or modify any terms of this Agreement.
39. Definitions and Index to Definitions. As used in this Agreement, the following terms used have the following meanings. Terms that are defined in the UCC that are not otherwise defined below shall have the meanings ascribed to such terms in the UCC:
“Account Debtors” means any entity paying Digital Ad Receivables to the Seller in the ordinary course of business.
“Accounts” means all accounts as such term is defined in the UCC, including, without limitation, Digital Ad Receivables.
“Advance Amount” means the portion of the Purchase Price funded to the Seller at the time of the purchase of Digital Ad Receivables. The Advance Amount is calculated as the Face Value multiplied by the Advance Rate.
“Advance Rate” – see Material Terms of the Deal.
“Anniversary Date” means the date which is twelve (12) months after the Effective Date and each twelve (12) month period thereafter.
“Avoidance Claim” is any claim that any payment received by Buyer is avoidable under the Bankruptcy Code or any other debtor relief statute.
“Bankruptcy Code” means Title 11 of the United States Code, as the same may be amended.
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“Business Day” means a day on which a bank is open for business in the State of Ohio.
“Cash Reserve Account” is an account on the books of the Buyer, maintained by Buyer to ensure Seller's performance with the provisions of this Agreement.
“Cash Reserve Percentage” means 10% (ten percent) of the Total Advanced Amount that remain Purchased Digital Ad Receivables.
“Cash Reserve Shortfall” means the amount by which the Cash Reserve Account is less than the Required Cash Reserve Amount.
“Closed” means payment of a Digital Ad Receivable is received in full by Buyer from a Payor or from Seller (including its being charged to the Cash Reserve Account).
“Collateral” means, whether now existing or hereafter acquired or arising, (i) all of the Purchased Digital Ad Receivables, (ii) all current and future media contract rights to receive the payment of money in respect of the Purchased Digital Ad Receivables, (iii) all deposits into bank accounts arising from the payment by a Payor of a Purchased Digital Ad Receivable, and (iv) all proceeds of any of the foregoing.
“Complete Termination” occurs upon satisfaction of the following conditions: (1) payment in full of all Obligations of Seller to Buyer; (2) if Buyer has issued or caused to be issued guarantees, promises, or letters of credit on behalf of Seller, acknowledgement from any beneficiaries of those guarantees, promises or letters of credit that Buyer has no outstanding direct or contingent liability with such beneficiaries; and (3) Seller has executed and delivered to Buyer a general release in the form required by Buyer.

“Credit Agreement” means the Credit and Guaranty Agreement dated as of January 27, 2022, among Orchid Merger Sub II, LLC, S1 Holdco, LLC, Seller, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and the other lenders thereto, as the same has been or hereafter may be amended, modified, supplemented, or replaced.

“Digital Ad Receivable” means any Account generated in Seller’s ordinary course of business.
“Event of Default” means any of the events set forth in Section 17.
“Exposed Payments” means payments received by Buyer from or for the account of a Payor that has become subject to a bankruptcy proceeding, to the extent such payments cleared the Payor’s deposit account within ninety (90) days of the commencement of said bankruptcy case.
“Face Value” means the gross value due in respect of a Purchased Digital Ad Receivable.
“Ongoing Fee” means the Factoring Fee Percentage multiplied by the Face Value of a Purchased Digital Ad Receivable, for each Factoring Fee Period or portion thereof, that any portion thereof remains unpaid, computed from the end of the Initial Fee Period to and including the date on which a Purchased Digital Ad Receivable is Closed.
“Factoring Fees” refers to the Initial Fee and the Ongoing Fee.
“Factoring Fee Period” – see Material Terms of the Deal.
“Full Recourse Event means an event referred to in Section 15 for which Seller shall be fully liable.
“Initial Fee” – see Material Terms of the Deal.
“Late Charge” is 10% percent per day on any Obligations not paid when due.
“Misdirected Payment Fee” is 15% of the amount of any payment (but in no event less than $1,000) on account of a Digital Ad Receivable which has been received by Seller or a third party and not paid by Seller to Buyer on the next Business Day following the date of receipt by Seller or the date of Seller’s knowledge of receipt by Seller or such third party, whichever is later; or 30% of the amount of any such payment which has been received by Seller or any third party as a result of any action taken by Seller to cause such payment to be made to Seller or any third party. Seller acknowledges that the costs imposed upon Buyer by Seller’s action or inaction resulting in the imposition of a Misdirected Payment Fee are difficult to ascertain, and the Misdirected Payment Fee as set forth herein represents the good faith effort to compensate Buyer without imposing upon the parties the expensive burden of litigating that cost, and is the agreed liquidated damages resulting therefrom.
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“Obligations” means all present and future obligations owed by Seller to Buyer whether arising under this Agreement or otherwise, and whether arising before, during or after the commencement of any bankruptcy case in which Seller is the debtor. Seller acknowledges that Obligations includes but is not limited to all amounts due to Buyer under Section 5 Repurchase of Accounts of this Agreement. Seller also acknowledges and agrees that the term "Obligations" includes: all obligations owed by Seller to any third party, which Buyer has purchased or may purchase from such third party as a result of Buyer factoring or financing the accounts receivable of such third party. Seller acknowledges that Buyer will be relying upon this provision in factoring or financing the accounts receivable of such third parties (consisting of indebtedness and obligations now or later due from Seller to such third parties), as well as in permitting Account Debtor’s to incur other indebtedness due to Seller, but nothing in this Agreement will constitute a commitment of any kind by Buyer to factor or finance the accounts receivable of any third party to the extent they represent amounts owing by Seller to such third parties. Buyer may charge any Obligation of Seller against the Cash Reserve Account or against any payment due to Seller including but not limited to any Purchase Price payment to Seller. All Obligations of Seller under this Agreement shall be joint and several obligations of each Seller.

“Online Portal” means the website or API of a Payor of Purchased Digital Advertising Receivables that provides information online regarding revenues and/or expenses of Seller being generated with such Payor.

“Payor” means an Account Debtor, or other Payor or entity making payment of a Digital Ad Receivable, on behalf of an Account Debtor.
“Purchase Date” means the date on which Buyer purchases a Purchased Digital Ad Receivable.
“Purchase Price” means the Face Value of a Purchased Digital Ad Receivable. Purchase Price is paid by the Buyer to the Seller as follows (1) the Advance Amount will be paid at the time of purchase and (2) the remainder will be paid within five (5) business days after the transaction is Closed, subject to amounts being held in the Cash Reserve Account as described in Section 2 and less accumulated Fees and Expenses as defined in Section 4
“Purchased Digital Ad Receivable” means any Digital Ad Receivable purchased under this Agreement which has not been Closed.
“Required Cash Reserve Amount” means the greater of (a) Cash Reserve Percentage multiplied by the amount of the Total Advanced Amount for Purchased Digital Ad Receivables and (b) the total amounts received by Buyer over the prior 30 days from the Payors of the Purchased Digital Ad Receivables that are in excess of the sum of the Advance Amount and the accumulated Factoring Fees. If Buyer reasonably expects to charge the Cash Reserve Account for Obligations or other requirements as described in Section 2, Buyer may increase the Required Cash Reserve to cover such expected charges.
“Term” means the initial 12-month period beginning on the Effective Date and ending on the first Anniversary Date and continuing for each 12-month period thereafter, unless terminated as provided in Section 25.
“Total Advanced Amount” means, on any day, the sum of the outstanding Advance Amounts on the Purchased Digital Ad Receivables.
“UCC” – The Uniform Commercial Code as adopted in the State of Ohio and the PPSA as implemented in Canada.

SIGNATURE PAGE FOLLOWS

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The Parties represent they have read, understand and agree to be bound by this Agreement, including the Standard Terms and Conditions that precede this page.
SELLER:     SYSTEM1 OPCO, LLC
        CONCOURSE MEDIA HOLDINGS, LLC
        INFOSPACE HOLDINGS LLC
        MAPQUEST HOLDINGS LLC
        MAPQUEST SERVICES HOLDINGS LLC
        PRIVACY ONE GROUP LIMITED
        QOOL MEDIA HOLDINGS LLC
        NEXTGEN SHOPPING, LLC

        By:    /s/ Tridivesh Kidambi
         Tridivesh Kidambi, Treasurer and
         Chief Financial Officer

Date:        11/8/2023

Address:     4235 Redwood Avenue
        Los Angeles, CA 90066

BUYER: OAREX Funding, LLC

By:         /s/ William Grathwhol
William Grathwohl, Authorized Signatory

Date:         11/6/2023

Address:    P.O. Box 6388
        Cleveland, OH 44101
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